UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2022

Eagle Bancorp Montana, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-34682 (Commission File Number)	27-1449820 (IRS Employer Identification No.)

1400 Prospect Ave.
 Helena, MT 59601
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (406) 442-3080

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	EBMT	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.          ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Employment agreement with Laura F. Clark. On May 25, 2023, President and Chief Executive Officer Laura F. Clark entered into a new employment agreement (the "Clark Agreement") with Eagle Bancorp Montana, Inc. (“Eagle Bancorp”) and Opportunity Bank of Montana, the Company’s wholly-owned subsidiary (the “Bank”). The Clark Agreement is included as Exhibit 10.1 to this Form 8-K Current Report.

The employment agreement has an initial three-year term, automatically extending at the end of the initial term and annually thereafter for one additional year unless either the Bank or Ms. Clark act, at least 60 days prior to the renewal date, to prevent renewal for the additional year. The initial base salary under the agreement is $372,000.

If Ms. Clark’s employment is terminated involuntarily but without cause, by reason of the Bank’s nonrenewal of the term of the Clark Agreement, or if she terminates voluntarily with good reason, she is entitled to pay, for a period of twelve (12) months, equal to her base salary in effect on the last day of employment, payable in installments corresponding to the Bank’s regularly scheduled payroll dates, along with reimbursement by Eagle Bancorp and the Bank of Ms. Clark’s cost to maintain medical coverage. The medical coverage reimbursement amount is the employer’s cost for Ms. Clark’s and her dependents immediately before her termination, and the reimbursement benefit would continue until the expiration of twelve (12) months of coverage, the date Ms. Clark is no longer eligible to receive COBRA continuation coverage, or the date on which Ms. Clark receives or becomes eligible to receive substantially similar coverage from another employer or other source, whichever occurs first. If Ms. Clark’s employment terminates because of disability, she is entitled to receive any unpaid bonus or incentive compensation due for the calendar year preceding the calendar year in which the termination became effective, any payments she is eligible to receive under any disability insurance program in which she participates, and such other benefits to which she may be entitled under the Employer’s benefit plans, policies, and agreements, or the provisions of the Clark Agreement. Subject to certain terms and conditions set forth in the Clark Agreement, she will also receive 75% of her monthly base salary and reimbursement of COBRA premiums for at least one year. She will not be considered disabled, however, if she returns to work with Eagle Bancorp and Opportunity Bank on a full-time basis within 30 days after being given notice of termination by reason of disability.

If a change in control of Eagle Bancorp occurs, Ms. Clark is entitled to a lump-sum payment equal to three times the sum of her salary at the time of the change in control plus the cash bonus or incentive compensation for the year before the year in which the change in control occurs. Ms. Clark is entitled to the change-in-control benefit regardless of whether her employment terminates, but if her employment terminates because of the change in control she would not also be entitled to a cash severance benefit, although she would be entitled to the medical coverage reimbursement benefit. Ms. Clark is entitled to an additional benefit of a reimbursement for excise taxes should she be subject to an excise tax under Internal Revenue Code section 280G and section 4999.

The Clark Agreement prohibits Ms. Clark for one year after employment termination from competing with Eagle Bancorp and Opportunity Bank or soliciting their employees. Finally, the Clark Agreement entitles Ms. Clark to reimbursement of up to $500,000 of legal expenses if the Clark Agreement is challenged by Eagle Bancorp or Opportunity Bank after a change in control occurs.

The description of the Clark Agreement is qualified in its entirety by reference to the Clark Agreement, which is included as Exhibit 10.1 of this Current Report on Form 8-K and is incorporated herein.

Salary Continuation Agreement with Miranda J. Spaulding. On October 1, 2022, the Bank entered into a Salary Continuation Agreement (the "Spaulding Agreement") with Miranda J. Spaulding, the Company’s Chief Financial Officer, which provides for a fixed retirement benefit of $95,000 annually, payment in monthly installments for her lifetime, upon termination of employment after attaining the normal retirement age of 65. The Spaulding Agreement also provides for partial payments in the event of early retirement, death or disability.

The description of the Spaulding Agreement is qualified in its entirety by reference to the Spaulding Agreement, which is included as Exhibit 10.2 in our Quarterly Report on Form 10-Q filed on November 9, 2022 and is incorporated herein.

Item 9.01         Financial Statements and Exhibits

(d) The following exhibits shall constitute the exhibit index:

Exhibit No.	Description

10.1	Employment Agreement, effective as of May 25, 2023, among Laura F. Clark, Eagle Bancorp Montana, Inc. and Opportunity Bank of Montana (filed herewith).

10.2	Salary Continuation Agreement between Opportunity Bank of Montana and Miranda J. Spaulding (incorporated by reference to Exhibit 10.2 of our Quarterly Report on Form 10-Q filed on November 9, 2022).

104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE BANCORP MONTANA, INC.

Date: June 1, 2023	By:	/s/ Laura F. Clark
Laura F. Clark President and Chief Executive Officer

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